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                                                                    EXHIBIT 99.1

Contact:
Media Contact - Susan Hart (615) 263-3104
Investor Contact - Karin Demler (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
                        OBTAINS CONSENT AND AMENDMENT TO
                              BANK CREDIT FACILITY

        NASHVILLE, Tenn. - (November 21, 2000) - Corrections Corporation of America (formerly Prison Realty Trust, Inc.) (NYSE: CXW) (the "Company") announced today that it has obtained, effective November 17, 2000, amendments to the credit agreement governing its $1.0 billion senior secured credit facility with a syndicate of banks led by Lehman Commercial Paper Inc., as Administrative Agent, as well as the consent of the bank syndicate to certain transactions previously restricted by the facility (the "Consent and Amendment"), thereby avoiding an event of default by the Company under the facility. The complete text of the Consent and Amendment will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") via EDGAR.

        The Consent and Amendment, which was obtained on terms previously described in the Company's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2000 and as disclosed by the Company, replaces the previously existing financial covenants contained in the credit agreement governing the facility with the following financial covenants, each as defined in the Consent and Amendment: (i) total leverage ratio; (ii) post merger interest coverage ratio; (iii) fixed charge coverage ratio; (iv) ratio of total indebtedness to total capitalization; (v) minimum post merger EBIDTA; and (vi) total beds occupied ratio. The Consent and Amendment also consents to certain transactions undertaken or to be completed by the Company and each of Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI"), two affiliated service companies, including the non-cash mergers of each of PMSI and JJFMSI with and into the Company's wholly owned operating subsidiary. As a result of this consent, it is anticipated that the Company will complete the mergers with the service companies prior to December 31, 2000.

        The Consent and Amendment further provides that the Company will be required to use commercially reasonable efforts to complete a "capital raising event" on or before June 30, 2001. A "capital raising event" is defined in the Consent and Amendment as any combination of the following transactions, which together would result in net cash proceeds to the Company of $100.0 million: (i) an offering of the Company's common stock through the distribution of rights to the Company's existing stockholders; (ii) any other offering of the Company's common stock or certain types of the Company's preferred stock; (iii) issuances by the Company of unsecured, subordinated indebtedness providing for in-kind payments of principal and interest until repayment of the credit facility; (iv) certain types of asset sales by the Company, including the sale-leaseback of the Company's headquarters. The Consent and Amendment also contains limitations upon the use of proceeds obtained from the completion of such "capital raising events." The requirements relating to "capital raising events" contained in the Company's credit agreement would replace the requirement currently contained in the credit agreement that the Company use commercially reasonably efforts to consummate a rights offering on or before December 31, 2000.


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        As a result of the Consent and Amendment, the current interest rate applicable to the Company's credit facility remains unchanged. This applicable rate, however, is subject to (i) an increase of 25 basis points (0.25%) from the current interest rate on July 1, 2001 if the Company has not prepaid $100.0 million of the outstanding loans under the credit facility, and (ii) an increase of 50 basis points (0.50%) from the current interest rate on October 1, 2001 if the Company has not prepaid an aggregate of $200.0 million of the loans under the credit facility.

        The maturities of the loans under the credit facility remained unchanged as a result of the Consent and Amendment.

ABOUT THE COMPANY

        The Company and its affiliated companies are the nation's largest provider of detention and corrections services to governmental agencies. The Company and its affiliated companies are the industry leader in private sector corrections with approximately 61,000 beds in 68 facilities under contract for management in the United States and Puerto Rico. The Company owns 44 correctional and detention facilities with a design capacity of approximately 41,693 beds in the United States and the United Kingdom. The Company's full range of services includes design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

FORWARD-LOOKING STATEMENTS

        This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause operating and financial results to differ are described in the Company's Form 10-K, as well as in other documents filed with the Commission, and these factors include, but are not limited to, the growth of the private corrections and detention industry, the Company's ability to obtain and maintain facility management contracts and general market conditions. The Company does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.